SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12
AMERICAN VANGUARD CORPORATION
(Name of Registrant as Specified in its Charter)

Cruiser Capital Advisors, LLC
Keith M. Rosenbloom
Cruiser Capital Master Fund LP
Metamorphosis VI LLC
Patrick E. Gottschalk
Mark R. Bassett
Charles S. Rose
Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cruiser Capital Master Fund LP

Cruiser Capital Master Fund LP (“Cruiser Capital”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of American Vanguard Corporation, a Delaware corporation (the “Company”).
A copy of a news article is attached hereto in accordance with Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  Cruiser may share information in the news article with stockholders of the Company. The Participants (as defined below) are not affiliated with the publication or the author of the news article, and do not endorse or make any representations or warranties concerning the news article.  The consent of the author and the publication to file the news article under Rule 14a-12 was neither sought nor obtained.
Important Information
This filing is not a solicitation of a proxy from any security holder of American Vanguard Corporation, a Delaware corporation (the “Company”).  Cruiser has nominated four individuals as nominees to the Company’s board of directors and intends to solicit votes for the election of those individuals as members of the Company’s board of directors.  The individuals that have been nominated are Keith M. Rosenbloom, Patrick E. Gottschalk, Mark R. Bassett and Charles S. Rose (the “Nominees”).  Cruiser Capital Master Fund LP will send a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2022 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and BLUE proxy card when they become available, because they will contain important information about the Nominees, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and BLUE proxy card (when available) and other documents filed with the Securities and Exchange Commission (“SEC”) by Cruiser Capital and its affiliates (the “Cruiser Capital Parties”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed with the SEC by the Cruiser Capital Parties may also be obtained free of charge from the Cruiser Capital Parties, upon request.
Participants in Solicitation
The following persons may be deemed to be participants in the planned solicitation from the Company’s shareholders of proxies in favor of the Nominees (the “Participants”): Cruiser Capital Advisors, LLC, Keith M. Rosenbloom, Cruiser Capital Master Fund LP, Metamorphosis VI LLC (“Metamorphosis”), Patrick E. Gottschalk, Mark R. Bassett and Charles S. Rose.  The Participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.
As of the date hereof, Cruiser Capital Advisors, LLC (“Cruiser Capital Advisors”) beneficially owns 716,334 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”).  Cruiser Capital Advisors has voting and dispositive power over these shares, which it manages for Cruiser Capital, Metamorphosis and separately managed accounts (collectively, the “Cruiser Clients”).  As of the date hereof, Keith M. Rosenbloom beneficially owns 716,334 shares of Common Stock.  Because Mr. Rosenbloom is the managing member of Cruiser Capital Advisors, he is deemed to share voting power and dispositive power over the shares of Common Stock managed for the Cruiser Clients.
As of the date hereof, Cruiser Capital is the holder of record of 1,000 shares of Common Stock, which shares are reflected in the aggregate beneficial ownership reported above.  All of the other shares of Common Stock held by Cruiser Capital, 267,028 shares, are held in street name, and are reflected in the aggregate beneficial ownership reported above.  As of the date hereof, Metamorphosis owns 159,804 shares of Common Stock in street name, which shares are reflected in the aggregate beneficial ownership reported above.
As of the date hereof, Patrick E. Gottschalk beneficially owns 1,010 shares of Common Stock.

American Vanguard Rejects Cruiser Capital’s Director Nominees
By Scott Deveau
April 19, 2022, 5:15 AM CDT Updated on April 19, 2022, 9:44 AM CDT

American Vanguard Corp. has rejected a slate of four directors put forth by activist investor Cruiser Capital Advisors, arguing the nominees wouldn’t add value to the board and lacked enthusiasm for joining.
Cruiser, run by Keith Rosenbloom, told American Vanguard last month when it nominated the directors that it held a roughly 0.2% stake in the agricultural chemical producer, the company said in a regulatory filing Tuesday, confirming an earlier report by Bloomberg News. Cruiser now claims to own about 3% of the company, it said.
American Vanguard believes that Cruiser, which said it was nominating the directors to help improve the company’s operations, didn’t offer enough details on how that would be achieved.
Rosenbloom said in an emailed statement that he believed American Vanguard has the potential to be a highly-profitable platform but is undermanaged. He said it’s failed to generate meaningful returns over the past decade, and a more focused management team could improve the company’s earnings before interest, tax, depreciation and amortization margin to “well north” of 15%, from 10% today.
“We think the opportunity is substantial, but the company’s board has demonstrated poor capital allocation decisions over the past 10 years and we are deeply concerned about how free cash flow will be allocated,” Rosenbloom said.
In addition to Rosenbloom, Cruiser nominated its director of research, Charles Rose; former Union Carbide Corp. chairman and chief executive officer Patrick Gottschalk; and former Hemlock Semiconductor chairman and CEO Mark Bassett. All four were interviewed by the American Vanguard board, which decided to reject them because the nominees either wouldn’t add value to the board or expressed reservations about joining, the company said in the filing.
The board considered, among other factors, the lack of relevant experience in agricultural chemicals, sustainable agriculture, precision applications, agribusiness, regulatory, or other relevant expertise, as well as the lack of diversity of any kind among the Cruiser nominees, it said in the filing.
Rosenbloom said he didn’t believe the vetting of its nominees was made in good faith.
“As for their review process of our board nominees, it was perfunctory at best -- but it’s exactly what one would expect from a board who has been paid millions of dollars while its shareholders have seen virtually no historical return,” Rosenbloom said Tuesday.
Shares of Newport Beach, California-based American Vanguard have climbed 39% this year through Monday’s close. They rose 2.6% to $23.45 at 10:39 a.m. in New York trading Tuesday, giving the company a market value of about $726 million.
American Vanguard is benefiting from the fundamental strength in its sector that has been amplified by the war in Ukraine, which has created a fertilizer shortage and increased the value of North American crops.
Cruiser previously agitated for changes in the sector in 2018, when it nominated four directors to Ashland Global Holdings Inc.’s board to help oversee its transition to a pure-play chemical company. Cruiser reached a settlement at the company the following year that saw one of its nominees appointed to the board.
It also was also given two seats on the board of A. Schulman Inc. in a settlement in 2017. A. Schulman was later sold to LyondellBasell Industries N.V.